Exhibit 8.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-253-8680

www.alston.com

July 26, 2016

First Cash Financial Services, Inc.

690 East Lamar Boulevard

Suite 400

Arlington, Texas 76011

Re: Merger of Cash America International, Inc. into Frontier Merger Sub, LLC, wholly owned by First Cash Financial Services, Inc.

Ladies and Gentlemen:

We have served as U.S. federal income tax counsel to First Cash Financial Services, Inc., a Delaware corporation (“First Cash”), in connection with negotiating the Agreement and Plan of Merger Among First Cash, Frontier Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of First Cash, and Cash America International, Inc., a Texas corporation (“Cash America”), dated as of April 28, 2016 (the “Agreement”). Capitalized terms in this opinion are defined in the Agreement. You have asked us to issue this opinion as required by section 8.3 of the Agreement.

In preparing our opinion, we have examined and relied on, with your consent, (i) the Form S-4 Registration Statement filed by you with respect to the Merger, (ii) the Agreement, (iii) the certificate of facts supplied by R. Douglas Orr, the Chief Financial Officer of First Cash, and the certificate of facts supplied by Michael Gilliland, Vice President of Tax of Cash America International, Inc., dated the date hereof, delivered to us for purposes of this opinion (the “Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate, certified, or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that (i) the Merger will be consummated in accordance with the provisions of the Agreement, (ii) the statements concerning the Merger set forth in the Agreement and the Form S-4 Registration Statement are, and will remain, true, complete, and correct at all times up to and including the Effective Time, (iii) the representations made in the Certificates are, and will remain, true, complete, and correct at all times up to and including the Effective

Atlanta • Beijing • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Washington, D.C.

First Cash Financial Services, Inc.

July 26, 2016

Time, (iv) any representations made in the Certificates or the Agreement qualified by belief, expectation, knowledge, materiality ,or any similar qualification are true, correct, and complete without such qualification, and (v) any other assumption necessary for the opinion, and proper to assume. We have also assumed that the parties have complied with, and will continue to comply with, the covenants contained in the Agreement. If any of these assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby and may not be relied upon for any other purpose without our prior written consent. No opinion should be inferred as to the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of U.S. federal income tax law. We do not express any opinion herein concerning any law other than the Federal law of the United States.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein, the section of the Form S-4 Registration Statement titled “U.S. Federal Income Tax Consequences of the Merger” constitutes our opinion as to the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined in the Form S-4 Registration Statement) of Cash America common stock that exchange their shares of Cash America common stock for shares of First Cash Common stock in the merger.

This opinion is delivered to and may be relied upon only by the addressee above, our only client in this engagement, and is being delivered prior to the consummation of the proposed Merger and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof.

We consent to the use of our name in the Form S-4 Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Form S-4 Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Alston & Bird LLP